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Eagle Rock Energy Partners, L.P.
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[LOGO]

YOUR COMPANY Eagle Rock Energy Partners, L.P. (the “Partnership” or “Eagle Rock”) is a master limited partnership (MLP) that leverages its midstream and upstream expertise to build, acquire and operate natural gas gathering systems, natural gas processing plants, and oil and gas properties. Eagle Rock is uniquely positioned with the tax advantages of an MLP and a diversified business model; one which allows the Partnership to consider organic growth and acquisition opportunities that may include assets in multiple business segments and exploit vertical integration opportunities in selected regions of its operations. EAST TEXAS/LOUISIANA TEXAS PANHANDLE WEST TEXAS SOUTH TEXAS GULF OF MEXICO FINANCIAL HIGHLIGHTS ($ in 000s) 2010 2006 2009 2007 2008 Revenue (1) Cost of Natural Gas and NGLs Operating Expenses (2) General and Administrative Expenses Depreciation, Depletion, Amortization and Impairment (3) Operating Income / (Loss) Net Income / (Loss) Adjusted EBITDA (4) $758,395 490,206 90,138 45,775 141,656 (9,380) (5,349) 128,713 $478,390 377,580 35,206 10,860 43,220 5,524 (23,314) 81,192 $627,019 553,248 60,362 27,740 72,531 (89,709) (145,634) 118,042 $1,435,271 891,433 91,848 45,618 282,090 113,583 87,520 206,965 $594,756 488,230 83,962 45,819 132,043 (151,746) (171,258) 174,525 (1) Includes unrealized, non-cash, mark-to-market commodity derivative gain / (loss) of $8,224, ($189,590), $207,824, ($130,773) and ($26,306) for the years of 2010, 2009, 2008, 2007 and 2006, respectively. (2) Does not include impairment expense and other non-recurring items. (3) Includes $32,875, $21,788 and $173,110 of non-cash impairment charges in 2010, 2009 and 2008, respectively. (4) See Eagle Rock’s 2010 Annual Report on Form 10-K for a definition of Adjusted EBITDA and a reconciliation of GAAP financial numbers.

Eagle Rock marked 2010 as a year of great transition. The Partnership completed a restructuring of its balance sheet and its governance structure, resulting in a strengthened credit profile and greater control in the hands of its public unitholders. Most importantly, Eagle Rock is once again poised for growth. IMPACT OF OUR 2010 RESTRUCTURING

TO OUR UNITHOLDERS The theme of last year’s annual report was ‘Moving Ahead,’ and I am proud to say that Eagle Rock did just that in 2010. It was a year of major milestones and accomplishments, and one that highlighted our ability to weather difficult times and generate creative solutions. More than anything else, however, I view 2010 as a year of restructuring and preparation; one of structurally improving your Partnership and returning it to a growth mode. After a challenging 12 to 18 months spent on completing our recapitalization, we are excited and focused on building on our core assets and capabilities as we look forward to capitalizing on the many opportunities we have in front of us. Our 2010 achievements were the result of tremendous collaboration among management, our board of directors and our unitholders. We asked much of you in the process – to take the time to understand and vote on a complex series of transactions that improved our liquidity and fundamentally changed our structure – and you responded. The successful vote on May 21, 2010 set in motion a number of changes at Eagle Rock. On May 24th, we completed the sale of our Minerals Business for total consideration of approximately $172 million in cash. Also on that date, affiliates of Natural Gas Partners contributed to the Partnership all of our outstanding subordinated units and incentive distribution rights. Shortly thereafter, on June 1st, we launched a rights offering which raised gross proceeds of $53.9 million. We completed the final steps of the recapitalization on July 30th with the acquisition of our general partner and the appointment of two new independent directors to our board. The result of all of this was an Eagle Rock that looked much different at the end of 2010 than it did at the beginning. We ended the year with approximately $224 million less in outstanding borrowings, a simplified ownership structure and greater independent representation on our board. This combination of growth and prudent oversight is the balance we will seek to maintain as we continue to ‘move ahead.’ At the beginning of 2010, we were focused on stabilizing the Partnership. With that now accomplished, we begin 2011 focused on growth around our core positions and beyond. The theme of this year’s annual report is ‘Building on our Core,’ reflecting our belief that successful expansion depends on a strong base from which we can project outward. Strengthening this base at Eagle Rock comes from a renewed attention to the basics of our business. In Midstream, this means an emphasis on customer service above all else – improved run-times, improved recoveries and improved product delivery options. It also means taking better advantage of our core positions in natural gas producing basins and geological plays such as the Granite Wash play in the Texas Panhandle. We saw throughput declines on our 2 Joseph A. Mills

Management Team

MIDSTREAM AND UPSTREAM DAILY VOLUMES


Midstream Daily Gathered Volumes (in MMcf/d)
Upstream Daily Production Rate (Boe/d)
5,308
5,437
5,276
5,413
222
349
451
587
499
'06
'07
'08
'09
'10
Pro Forma for Eustace Facility Shut-in

YEAR-END TOTAL DEBT

($ in Millions)


$406
$567
$799
$754
$530
'06
'07
'08
'09
'10

Panhandle systems in 2010 because our processing plants were perceived to be less efficient than those of our competitors and because we did not have sufficient gathering capacity into the "sweet spots" of the Granite Wash play. Our response to these challenges was to move decisively and is indicative of our belief in 'Building on our Core.' In October 2010, we completed the installation of our new Phoenix Plant, and by the end of the year it was running to its full design, enabling us to recover substantially higher percentages of the valuable liquids stream for our producer customers and ourselves. In addition, during October 2010, we completed the acquisition of a key complementary gathering system in the Texas Panhandle. This system supplements our existing assets in Hemphill County and significantly extends our reach into the Mills and Stiles Ranch areas in Wheeler County where we are seeing some of the best drilling results to date in the expanding Granite Wash play. As such, we enter 2011 with a much stronger competitive position in this core region.

We continue to believe in the merits of our dual-pronged operating platform.

Our Upstream business provides additional geographic diversity, a greater degree of control over our cash flows and an added platform for growth via acquisitions. For our Upstream Business, 'Building on our Core' means continuing our efforts to be a low-cost, efficient operator in our key producing regions and to expand our drilling opportunities through the acquisition of new acreage in adjacent or new areas. In 2010, our operating costs were $11.91/Boe*, up only slightly from prior years and a testament to our upstream engineering staff's ability to control expenditures in the face of rising drilling and fracturing costs.

With a strengthened core business and improved financial metrics, we are determined to resume our growth trajectory that was temporarily sidelined in 2009 and 2010.

We are actively looking for organic and acquisition growth prospects that are complementary to our existing systems and those that provide additional development opportunities. We intend to capitalize on these while remaining focused on our existing customers and with a commitment to protecting the liquidity we have created over the past year.

The strides made in 2010 were due in large part to the continued efforts of our employee base. Ultimately they are our 'Core,' and their commitment to customer service, safety and business development will provide the platform upon which we build.

Lastly, I would like to thank you, our unitholders, for your continued confidence and support of us and your partnership.

Joseph A. Mills
Chairman and Chief Executive Officer

* Adjusted to exclude the impact of the Eustace facility shut-in.

3

We aspire to be the partner of choice in each of our business lines, and recognize that superior customer service is a key part of a foundation for growth. We upgraded our asset portfolio and added key staff throughout 2010 as part of our efforts to exceed our customers’ expectations. CUSTOMER SERVICE DRIVEN

5 BROADENING OUR VIEW: A HYDROCARBONS SOLUTIONS PROVIDER FINDING THE MOST ACCRETIVE PATH TO GROWTH In this competitive environment, it is not enough just to follow established practices. Our customers’ needs change, and we adapt to meet them. One example of this is our Marketing subsidiary, which we formed in 2010 to enhance the netback prices received for the natural gas liquids and condensate produced in our core areas. By looking beyond the traditional sales channels into new markets, finding better means of transporting products, and blending to improve product quality, we can deliver greater value to our customers and ourselves. The Master Limited Partnership sector greatly benefitted in 2010 from the positive tailwind of robust capital markets. One result of this has been a resurgence in M&A activity and an upward trend in acquisition multiples paid, particularly in the midstream space. We will continue to seek out opportunities to capitalize on our existing asset base through organic growth projects which deliver higher rates of return than what is available in the acquisition market. We believe we are well positioned to grow organically in our Midstream Business, especially given our strategic footprint in the liquids-rich Granite Wash and Austin Chalk plays. In addition, our unique dual platform business model allows us to evaluate a broader range of acquisition opportunities across the upstream and midstream sectors.

Eagle Rock’s Midstream Business gathers raw natural gas from the wellhead through gathering lines, and delivers it to treatment and processing plants, many of which we own, where impurities are removed and natural gas liquids (NGLs) are extracted. Where we own the treating and processing facilities, we treat and process natural gas volumes owned by our producer customers, who, in turn, compensate us under various standard industry contracts. We also own compressor stations, which boost the pressure of natural gas so that it may flow through our gathering and transportation pipelines. During 2010, we remained focused on contracting new gas to our systems and continuing our cost reduction efforts. We executed on a number of large and small organic growth projects during the 2010 calendar year which included installing the Phoenix Plant in the Texas Panhandle, additional gathering lines in East Texas and compressors where drilling activity was occurring. Our Phoenix Plant provides us increased processing capacity to handle production in those areas where our producer customers are drilling liquids-rich natural gas in the Granite Wash and Cleveland plays of the Texas Panhandle. In addition, our acquisition of the East Hemphill System from Centerpoint Energy Field Services links our producer customers’ Granite Wash production to our Phoenix Plant. From an operations perspective, our key strategy is to provide our customers safe and reliable service at reasonable costs and to improve our competitiveness through more efficient operations and plant recoveries. From a commercial perspective, our focus is to assist our customers in maximizing the value of their production by offering market optionality and flexible capacity for the movement and marketing of their natural gas and NGLs. Our Midstream Business is strategically located in five significant natural gas producing regions: (i) the Texas Panhandle; (ii) East Texas/Louisiana; (iii) South Texas; (iv) West Texas; and (v) the Gulf of Mexico. These five regions are productive, mature, natural gas producing basins that have historically experienced significant drilling activity. Eagle Rock’s natural gas gathering systems within these regions are comprised of approximately 5,482 miles of natural gas gathering pipelines with approximately 2,700 well connections, 19 natural gas processing plants with approximately 737 MMcf/d of plant processing capacity and 220,180 horsepower of compression. Our Midstream Business averaged 499 MMcf/d of gathered volumes and 316 MMcf/d of processed volumes during 2010. We gather and process natural gas pursuant to a variety of contractual arrangements generally categorized (by the nature of the commodity price risk) as fee-based, percent-of-proceeds, fixed recovery and percent-of-index agreements. As of December 31, 2010, the percentage of natural gas throughput volumes under various contractual arrangements was 8% fixed recovery, 26% fee-based, 51% percent-of-proceeds and 15% percent-of-index. MIDSTREAM OPERATIONS OVERVIEW 6

Eagle Rock’s Upstream Business involves low-risk exploitation and development of mature assets. We drill for oil and gas in well-developed mature basins. We seek to acquire assets that have shallow decline rates, meaningful low-to-medium risk development opportunities and contain a mix of oil and natural gas production and future reserves. Our Upstream Business has long-lived, high-working interest properties located in four significant oil and natural gas producing regions: (i) Southern Alabama (where we also operate the associated gathering and processing assets); (ii) East Texas; (iii) South Texas; and (iv) West Texas. As of December 31, 2010, these working interest properties included 273 operated productive wells and 137 non-operated wells with net production to us of approximately 5,017 Boe/d and proved reserves of approximately 38.4 Bcf of natural gas, 8.7 MMBbls of crude oil and 6.2 MMBbls of natural gas liquids, of which 89% are proved developed. We intend to continue to identify and execute infill drilling and recompletion opportunities as the primary source of organic growth as well as focus our acquisition efforts on assets which we believe are best-suited to accomplish our objective of growing our distributable cash flow. “From an operations perspective, OUR KEY STRATEGY IS TO PROVIDE OUR CUSTOMERS SAFE AND RELIABLE SERVICE AT REASONABLE COSTS” 2010 MIDSTREAM HIGHLIGHTS Successfully replaced an existing lean-oil technology processing plant with the high efficiency, cryogenic Phoenix Plant in East Texas Panhandle Formed Eagle Rock Marketing, which allows us to deliver greater value to our customers and ourselves Completed the acquisition of the East Hemphill System from Centerpoint Energy Field Services Extended the existing ONEOK NGL transportation and fractionation agreement through 2020 at attractive rates and increased NGL take-away capacity from our Texas Panhandle assets Installed a condensate stabilizer at our Cargray processing plant to help improve the marketability of condensate product in Texas Panhandle Project a 24% rate of return on approximately $45 million of capital projects in the Texas Panhandle and East Texas / North Louisiana segments (1) Maintained an exceptional safety record with no recordable injuries and no NRC recordable spills 2010 UPSTREAM HIGHLIGHTS (1) Based on the Partnership’s expectations of its producer customers’ drilling programs and the forward price deck as of 12/31/10. Project a 60% rate of return on approximately $14 million of capital projects, including six new wells and various workovers (2) Completed successful plant turnarounds and improved runtimes at our Big Escambia Creek and Flomaton processing facilities serving our Upstream properties in Escambia County, Alabama Increased 2010 Permian Basin production by 17% compared to 2009 by drilling five new successful wells Acquired additional interests in existing Big Escambia Creek wells which we operate totaling 400 MBOE of proved reserves Maintained an exceptional safety record with no recordable injuries and no NRC recordable spills UPSTREAM (2) Based on Cawley, Gillespie & Associates reserve report and forward price deck as of 12/31/10. 7

EXECUTIVE OFFICERS Steven G. Hendrickson Senior Vice President, Technical Evaluations L. Patrick Giroir, Jr. Senior Vice President, Midstream Business Joseph E. Schimelpfening Senior Vice President, Upstream Business Joseph A. Mills Chairman and Chief Executive Officer Jeffrey P. Wood Senior Vice President and Chief Financial Officer Charles C. Boettcher Senior Vice President, General Counsel, Chief Compliance Officer and Secretary

CORPORATE INFORMATION

TRANSFER AGENT & REGISTRAR

Requests regarding transfer of units, lost certificates or changes of address should be directed to:

American Stock Transfer and Trust Company
Attn: Shareholder Services
59 Maiden Lane, Plaza Level
Brooklyn, New York 10038
phone: (800) 937-5449
email: info@amstock.com
internet: amstock.com

STOCK EXCHANGE

Eagle Rock Energy Partners, L.P. common units and warrants are traded on the Nasdaq Global Select Market under the symbols EROC and EROCW, respectively.

K-1 INQUIRIES

Unitholder Schedule K-1 inquiries should be directed to:

Eagle Rock Energy K-1 Support
phone: toll free at (866) 536-1971
email: EagleRockK1Help@Deloitte.com

PARTNERSHIP OFFICES

Eagle Rock Energy Partners, L.P.
1415 Louisiana Street, Suite 2700
Houston, Texas 77002
phone: (281) 408-1200

ADDITIONAL INVESTOR INFORMATION

Additional information about Eagle Rock Energy Partners, L.P. can be obtained by contacting Investor Relations at (281) 408-1200 or by visiting our website at www.eaglerockenergy.com

INTERNET WEBSITE

Earnings and other financial results, Partnership news, filings with the Securities and Exchange Commission and other Partnership information are available on our website at www.eaglerockenergy.com

FORWARD-LOOKING STATEMENTS

This report may include "forward-looking statements." All statements, other than statements of historical facts, included in this report that address activities, events or developments that the Partnership expects, believes or anticipates will or may occur in the future are forward-looking statements and speak only as of the date such statement is made. These statements are based on certain assumptions made by the Partnership based on its experience and perception of historical trends, current conditions, expected future developments and other factors it believes are appropriate under the circumstances. Such statements are subject to a number of assumptions, risks and uncertainties, many of which are beyond the control of the Partnership, which may cause the Partnership's actual results to differ materially from those implied or expressed by the forward-looking statements.

The Partnership assumes no obligation to update any forward-looking statement as of any future date. For a detailed list of the Partnership's risk factors, please consult the Partnership's Annual Report on Form 10-K for the year ended December 31, 2010 filed with the SEC, as well as any other public filings and press releases.

NON-GAAP FINANCIAL MEASURES

The table below includes the non-GAAP financial measure of Adjusted EBITDA. Eagle Rock defines Adjusted EBITDA as net income (loss) plus or (minus) income tax provision (benefit); interest-net, including realized interest rate risk management instruments and other expense; depreciation, depletion, amortization and impairment expense; other operating expense, non-recurring; other non-cash operating and general and administrative expenses, including non-cash compensation related to our equity-based compensation program; unrealized (gains) losses on commodity and interest rate risk management related instruments; (gains) losses on discontinued operations and other (income) expenses.

Eagle Rock uses Adjusted EBITDA as a measure of its core profitability to assess the financial performance of its assets. Adjusted EBITDA is also used as a supplemental financial measure by external users of Eagle Rock's financial statements such as investors, commercial banks and research analysts.

	Year Ended Dec 31.			
($ in 000s)	2010	2009	2008	2007
Net Income (loss)	($5,349)	($171,258)	$87,520	($145,634)
Add:				
Interest expense, net	35,058	41,350	38,282	44,587
Depreciation, depletion, amortization and impairment	141,656	132,043	282,090	72,531
Income tax provision (benefit)	(2,545)	1,022	(1,567)	13
EBITDA	$168,820	$3,157	$406,325	($28,503)
Add:				
Income for discontinued operations	($43,207)	($9,397)	($37,169)	($2,096)
Risk management portfolio value changes	(1,060)	177,061	(180,107)	144,176
Restricted unit compensation expense	5,407	6,685	7,694	2,395
Other income	(501)	(934)	(1,318)	18
Non-cash mark-to-market of Upstream imbalances	(746)	1,505	841	0
Non-recurring operating items	0	(3,552)	10,699	2,052
Adjusted EBITDA	$128,713	$174,525	$206,965	$118,042

Eagle Rock's Adjusted EBITDA definition may not be comparable to Adjusted EBITDA or similarly titled measures of other entities as other entities may not calculate Adjusted EBITDA in the same manner as Eagle Rock. For example, the Partnership includes in Adjusted EBITDA the actual settlement revenue created from its commodity hedges by virtue of transactions undertaken by it to reset commodity hedges to higher prices or purchase puts or other similar floors despite the fact that the Partnership excludes from Adjusted EBITDA any charge for amortization of the cost of such commodity hedge reset transactions or puts.

PUBLICLY TRADED PARTNERSHIP ATTRIBUTES

Eagle Rock Energy Partners, L.P. is a publicly traded master limited partnership, which operates in the following distinct ways from a publicly traded stock corporation. Unitholders own partnership units and receive cash distributions, instead of shares of stock and dividends. A publicly traded partnership generally is not subject to federal and state income taxes, unlike a corporation. Partnerships pass through all of the annual income, gains, losses, deductions or credits to unitholders, who are required to show their allocated share of these amounts on their income tax returns, as though these items had been incurred directly. Eagle Rock Energy provides each unitholder of record a Schedule K-1 tax package that includes each unitholder's allocated share of reportable Partnership items and other Partnership information necessary to be included in tax returns. This compares with a corporate stockholder, who receives a Form 1099 annually detailing required tax data.

BOARD OF DIRECTORS

Joseph A. Mills, 51 – Chairman
Kenneth A. Hersh, 48
William K. White, 68
William J. Quinn, 40
William A. Smith, 66
Herbert C. Williamson, III, 62
Peggy A. Heeg, 51
Philip B. Smith, 59
John A. Weinzerl, 42

Designed by Origin, Houston, TX
www.ORIGINACTION.com

EAGLE ROCK ENERGY PARTNERS, L.P. 1415 LOUISIANA STREET, SUITE 2700 HOUSTON, TX 77002